Exhibit 5.1

                Weil, Gotshal & Manges LLP




                            June 11, 1998




U.S. Industries, Inc.
101 Wood Avenue South
Iselin, New Jersey 08830

Ladies and Gentlemen:

          We have acted as counsel to U.S. Industries, Inc., a Delaware corporation (the "Company"), in connection with the authorization of the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") of the Company for registration under the Securities Act of 1933, as amended (the "Securities Act"), of the issuance of up to 2,142,505 shares (the "Assumed Plan Shares") of the Company's common stock, par value $0.01 per share, reserved for issuance upon the exercise of options granted pursuant to, upon the granting of restricted stock awards, incentive stock awards, formula stock grants to directors, or upon the settlement of stock equivalent units or performance units under, as applicable, the Amended U.S Industries, Inc. Stock Option Plan, the U.S. Industries, Inc. Restricted Stock Plan (formerly, the U.S. Industries, Inc. 1997 Restricted Stock
Plan) and the U.S. Industries, Inc. 1996 Employee Stock Plan (formerly, the Zurn Industries, Inc. 1996 Employee Stock Plan) (collectively, the "Assumed Stock Plans").

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Assumed Stock Plans and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Assumed Plan Shares have been duly authorized and, when and to the extent issued upon the exercise of options granted pursuant to, or the grant of restricted stock awards, incentive stock awards, or formula stock grants to directors, or upon the settlement of stock equivalent units or performance units under, the Assumed Stock Plans in accordance with the terms of the Assumed Stock Plans and the instruments of award or grant (including, in the case of shares issuable upon exercise of stock options, payment of the exercise price thereof), will be validly issued, fully paid and non-assessable.

          The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

          We consent to the use of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,

                              WEIL, GOTSHAL & MANGES LLP